SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT



                  THIS SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (this "Second Amendment") is made as of October 9, 2002, by and between CENTRE SQUARE TWO, a Pennsylvania general partnership (hereinafter sometimes referred to as "Ground Lessor"), and CENTRE SQUARE, a Pennsylvania general partnership (hereinafter sometimes referred to as "Ground Lessee"; Ground Lessor and Ground Lessee being hereinafter collectively sometimes referred to "Seller"), and HRPT PROPERTIES TRUST, Maryland Real Estate Investment Trust ("Purchaser").



                              W I T N E S S E T H:


                  A. Seller and Purchaser executed that certain Purchase and Sale Agreement dated as of September 30, 2002, which was amended by that certain First Amendment to Purchase and Sale Agreement dated as of October 1, 2002 (the "First Amendment") (the Purchase and Sale Agreement, as amended by the First Amendment, is hereinafter known as the "Agreement").

                  B. Seller and Purchaser wish to amend the Agreement to provide for a new Purchase Price.

                  C. All terms not otherwise defined herein shall have the meaning set forth in the Agreement.

         NOW, THEREFORE, in consideration of Ten dollars ($10.00) and other good and valuable consideration, receipt of which is hereby acknowledged, Purchaser and Seller hereby agree as follows:

                  1. Purchaser and Seller agree that the Purchase Price shall be amended to be $183,500,000.00.

                  2. Except as specifically amended by this Second Amendment, the Agreement shall remain in full force and effect.

                  3. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but such counterparts shall together constitute one and the same agreement. Any such counterpart may be delivered by facsimile

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                  IN WITNESS WHEREOF, the parties have hereto duly executed this
Second Amendment as of the date above written.

SELLER:

CENTRE SQUARE TWO, a Pennsylvania general partnership, by its authorized general partner, Centre Square Three, by its authorized general partner, Centre Square Five, by its authorized general partner, Metropolitan Life Insurance Company


By: /s/ Amy S. Hersh
        Amy S. Hersh, Director

CENTRE SQUARE, a Pennsylvania general partnership, by its authorized general partner, Metropolitan Life Insurance Company


By: /s/ Amy S. Hersh
        Amy S. Hersh, Director


PURCHASER:

HRPT PROPERTIES TRUST,
a Maryland real estate investment trust


By: /s/ John Mannix

Name: John Mannix

Title: President